EXHIBIT 5.1

November 25, 2025

Accuray Incorporated

1240 Deming Way

Madison, Wisconsin 53717

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 25, 2025 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 3,896,000 shares of your common stock (the “Common Stock”) available for issuance under the Accuray Incorporated 2026 Equity Incentive Plan (the “Incentive Plan”). All such shares of Common Stock are referred to herein as the “Shares”. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Incentive Plan.

It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Incentive Plan, as applicable, and pursuant to the agreements which accompany each grant or award issued pursuant to the Incentive Plan, as applicable, the Shares will be legally and validly issued, fully-paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very Truly Yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati